Exhibit 10.27

August 3, 2004

Robert J. Millstone

160 South River Landing

Edgewater, MD 21037

Dear Rob:

Quality Distribution, Inc. (the “Company”) and you (the “Employee”) hereby enter into this Agreement (“Agreement”) under the following terms and conditions:

1.	Employee will hold the position of Senior Vice President, General Counsel, and Secretary with an annual salary of $210,000.00 including benefits and perquisites that are consistent with the Company’s senior level management. Employee’s base salary in effect from time to time shall be reviewed at least annually and may be increased (but not decreased) in the Company’s sole discretion. In the Employee’s capacity as General Counsel, he will report to the Chief Executive Officer and Board of Directors of the Company. Employee’s duties shall be as determined from time to time by the Board of Directors and Chief Executive Officer and shall be commensurate with the executive duties and authority of general counsels of publicly traded companies.

2.	Employee will devote substantially all of his business time to the Company. Employee may participate in civic, charitable and professional organizations that do not materially interfere with his duties. Executive may serve on the board of directors of one non-competing for-profit business provided such service does not materially interfere with his duties.

3.	Beginning with calendar year 2005 Employee will be eligible to receive a bonus equal to 30% of Employee’s annual base salary conditioned upon the Company achieving its Board-approved business plan. Additionally Employee may receive such bonus (or higher) based upon Employee’s extraordinary individual performance as determined by the Compensation Committee.

4.	In addition, Employee shall be entitled to receive his prorated target bonus for 2004 (if a 2004 bonus is paid to the senior executives of the Company generally).

5.	Employee shall promptly relocate to the Tampa Florida area. In connection with such relocation, the Company will reimburse Employee’s documented, reasonable relocation expenses plus an amount equal to the taxes paid by Employee as a result of such reimbursement. Relocation expenses shall include: (i) brokerage fees, transfer taxes, reasonable legal fees, and other expenses relating to the sale of Employee’s current residence, (ii) moving of household goods and automobiles; (iii) up to $5,000 to relocate Employee’s boat to Tampa; (iv) reasonable legal fees, title, and other incidental fees and expenses relating to Employee’s purchase of a residence in Florida (excluding purchase price, improvements, or mortgage points).

3802 Corporex Park Drive     •     Tampa, FL 33619     •     Phone 813-630-5826     •     Fax 813-630-4296

6.	The Company will also reimburse Employee for: (i) the reasonable cost of two house hunting trips for Employee and spouse to Tampa; (ii) reasonable temporary living expenses including transportation from time to time back to Employee’s current residence as approved by the Chief Executive Officer for a period not to exceed six months from the Effective Date of this Agreement.

7.	Employee shall be entitled to 25 days of paid time off per year and shall be entitled to carryover up to ten days. Paid time off shall be prorated for 2004. Employee shall be entitled to immediate participation in all current and future executive benefits, plans, programs, policies and perquisites on a basis no less favorable than any other executives of the Company at the Senior Vice President level. Business and business-travel expenses shall be reimbursed in accordance with Company policy as applied to senior executive generally. In addition, the Company shall reimburse as incurred Employee’s expenses for bar membership fees and dues, bar preparation courses (if any), continuing legal education, and other reasonable expenses of maintaining Employee’s status as an attorney.

8.	This Agreement will commence as of September 7, 2004 (the “Effective Date”) and continue until the second anniversary of such date. At least 90 days prior to such anniversary either party may provide written notice of termination effective as of such anniversary. If no such timely notice of termination is provided, the term of this Agreement will automatically extend for additional one-year periods unless and until either party provides written notice of termination pursuant to this section at least 90 days prior to the end of the then applicable term. If, at any point, the Company provides such notice, Employee shall be entitled to receive Employee’s then current base salary and target bonus for one year after the end of the term and Employee shall be entitled during such time to the continuation of health, medical and other benefits, and any benefit continuation or conversion rights provided under Company benefit plans. In addition, the options granted under Section 10 shall be governed in accordance with the “Quality Distribution, Inc. 2003 Stock Option Plan” (the “Option Plan”).

9.	Notwithstanding anything else herein, the Company reserves the right to terminate Employee’s employment at any time with or without Cause (as defined below) and Employee reserves the right to terminate Employee’s employment with or without Good Reason (as defined below), provided that if the Company terminates Employee’s employment without Cause or Employee terminates Employee’s employment with Good Reason, Employee shall be entitled to receive Employee’s then current base salary and target bonus for one year, and a prorated portion of any bonus that has been earned by Employee as of the date of such termination, and Employee will be entitled during such time to the continuation of health, medical, and other benefits, and any benefit continuation or conversion rights provided under Company benefit plans. If the Company terminates Employee’s employment for Cause or Employee terminates Employee’s employment other than for Good Reason, Employee shall not be entitled to any further payments or benefits (except any accrued, but unpaid amounts due), effective immediately upon such termination.

10.	The Company agrees to grant Employee options to acquire 100,000 shares of the Company’s common stock pursuant to the Option Plan, such grant to be effective as of the Effective Date; provided that, in the event of a termination of this Agreement by the Company without Cause or by the Employee with Good Reason, which termination follows a change of control of the Company, the options shall continue to vest for 1 year following such termination and be exercisable for 3 months thereafter. The exercise price of the option shares will be set at the closing price of the stock on the Effective Date.

11.	Employee agrees to be bound by the Restrictive Covenant Agreement set forth on Exhibit A, which is incorporated by reference herein.

12.	For purposes of this Agreement Cause means (i) a good faith finding by the Board of Directors of Employee’s failure to satisfactorily perform Employee’s assigned duties for the Company as a result of Employee’s material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule, regulation, policy or guideline of the Company) or (ii) Employee’s conviction of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony. For purposes of this Agreement “Good Reason” means a material diminution in Employee’s duties and responsibilities caused by the Company, a change in Employee’s reporting assignment, a breach by the Company of its minimum compensation and benefit obligations under this Agreement (including the obligation to grant options under Section 10 of this Agreement and the indemnity obligations under Section 17 of this Agreement), the failure of the Company to carry at least $10 million in officers’ and directors’ liability insurance or to make Employee an insured thereunder, or an involuntary relocation by more than 50 miles of Employee’s principal place of business as it exists as of the Effective Date.

13.	This Agreement shall terminate automatically upon Employee’s death or long-term disability. Any termination hereof by reason of Employee’s death or disability shall terminate Employee’s right to receive further payments hereunder, except for any accrued and unpaid amounts due, and a prorated bonus at target for the year of termination. Nothing in this Section shall, however, limit or eliminate any right Employee may have under life insurance, disability or other benefits provided to Employee during his employment.

14.	In the event of a change of control of the Company, if a termination of the Employee’s employment by the Company without Cause or a resignation by Employee for Good Reason occurs within one year of such change of control, Employee shall be entitled to the greater of the severance pay and benefits provided hereunder or the change of control benefits provided to any executive at the Senior Vice President Level.

15.	Employee agrees to cooperate with the Company should the Company need information, testimony or other material relating to Employee’s employment with the Company. The Company agrees to reimburse Employee for any expenses incurred or loss suffered by him as a result of providing such cooperation including with respect to matters involving or potentially involving the attorney/client or attorney work-product privilege or the nature of legal advice given the Company, the reasonable cost of retaining his own counsel.

16.	The Company agrees to pay Employee’s reasonable documented attorney’s fees up to $5,000, in conjunction with the preparation and review of this Agreement.

17.	Employee shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than were permitted prior thereto), against all expenses, judgments, fines, and amounts (including attorney’s fees. ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by the Employee in connection therewith and such indemnification shall continue as to the Employee when the Employee has ceased to be an officer and shall inure to the benefit of the Employee’s heirs, personal representatives and estate. Expenses incurred by Employee in defending any claim, including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties, or amounts paid in settlement, travel and business costs, and other costs, shall be paid by the Company in advance of the final disposition of the claim upon receipt of an undertaking by Employee or on Employee’s behalf to repay all amounts so advanced if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company under applicable law.

This Agreement (including Exhibits A) embodies the entire understanding between the parties and shall supersede all prior understandings and agreements with respect to the subject matter hereof. The parties agree that this Agreement shall be governed in accordance with the laws of the State of Florida. In the event of any conflict between this agreement and any other Company document referred to herein, this Agreement shall govern.

If you are in agreement with the foregoing, please execute this Agreement below and cause it to be delivered to the Company at the address set forth above.

Very truly yours,

/S/    THOMAS L. FINKBINER

Thomas L. Finkbiner

Chief Executive Officer and President

Acknowledged and agreed as of
The date first above written:

/S/ ROBERT J. MILLSTONE
Robert J. Millstone

Exhibit A

ARTICLE I

CONFIDENTIALITY

Confidentiality. As a material part of the consideration for the Company’s commitment to the terms of the agreement (the “Agreement”) to which this Exhibit is attached, the Employee hereby agrees that the Employee will not at any time (whether during or after the Employee’s employment with the Company), other than in the course of the Employee’s duties under the agreement, or unless compelled by lawful process after written notice to the Company of such notice along with sufficient time for the Company to try to overturn such lawful process, disclose or use for the Employee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, company or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, Trucking Affiliates, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or any of its affiliates; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Employee’s breach of this covenant. The Employee further agrees that the Employee will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its affiliates.

The Employee agrees not to delete or destroy any files or customer information and will not create any disruption of the operation.

The Employee further agrees to return all hardware, software, office furniture and equipment immediately upon termination.

ARTICLE II

NON-SOLICITATION

2.1	The Employee agrees that he will not, during the term of this Agreement and for a period of one year thereafter (the “Non-Solicitation Expiration”), solicit or make any other contact with, directly or indirectly, any Trucking Affiliate, any customer of the Company or any of its subsidiaries with respect to the provision of any service to any such customer that is the same or substantially similar to any service provided to such customer by the Company or any of its subsidiaries or any Trucking Affiliate, provided, however, that the provision of legal services to any person by Employee in a manner that does not violate the attorney/client privilege with the Company shall not be deemed to contravene this Section 2.1.

2.2	The Employee agrees that he will not, prior to the Non-Solicitation Expiration, solicit or make any other contact regarding the Company or any of its subsidiaries or any Trucking Affiliate with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any Subsidiary or affiliate or any Trucking Affiliate or which is seeking to organize employees of the

Company or any Subsidiary or any Trucking Affiliate, with respect to any employee of the Company or such union’s or similar organization’s relationship or arrangements with the Company or any Subsidiary or any Trucking Affiliate.

2.3	The Employee agrees that he will not, for a period of one year from the date of termination of the Employee’s employment with the Company, hire, solicit or make any other contact with, directly or indirectly, any employee or independent contractor (including, without limitation, any of the Company’s and its Trucking Affiliates’ truck drivers) of the Company or any of its subsidiaries or affiliates or Trucking Affiliates (including all such persons who had such a relationship at any time starting with the three month period prior to the Effective Time) with respect to any employment services or other business relationship.

ARTICLE III

NON-DISPARAGEMENT

The Employee agrees not to make or publish, or cause to be made or published, any statement or information that disparages, defames or in any way impugns the reputation of the Company or any of its subsidiaries or affiliates or Trucking Affiliates, or any employees or representatives thereof, except to the extent necessary in connection with a termination without “good reason”.

The Company agrees not to make or publish, or cause to be made or published, any statement or information that disparages, defames or in any way impugns the reputation of the Employee, except to the extent necessary in connection with a termination for “cause”.

ARTICLE IV

MISCELLANEOUS

4.1	Remedies

The parties acknowledge that irreparable damage would occur in the event of a breach of any of the provisions of this Exhibit. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of such sections of this Exhibit and to enforce specifically the terms and provisions of such sections.

4.2	Jurisdiction and Governing Law

The parties agree that the Agreement and its Exhibits shall be governed in accordance with the laws of the State of Florida and the exclusive jurisdiction for enforcement thereof shall be the courts located in Tampa, Florida.

4.3	Severability

If any provision of the Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

4.4	Amendments

No change, alteration or modification hereof may be made except in writing, signed by each of the parties hereto.

4.5	Interpretation

The heading in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof. This Agreement contains all of the terms and conditions agreed upon by the parties and no other agreements, oral or otherwise, exist or shall be binding upon the parties as to the subject matter hereof.

4.6	Affiliates

In this Exhibit Trucking Affiliate is defined to mean “affiliates” of the Company as that term is used in the Company’s business, and “affiliate” is defined as a person controlled by, controlling or under common control with the applicable entity.